EXHIBIT 99.1

Winland Electronics, Inc. Common Stock to Begin Trading on the OTCQB Market

Mankato, Minn. / March 20, 2013 - Winland Electronics, Inc. (NYSE Amex: WEX) today announced that its common stock will begin trading on the OTCQB Marketplace under the ticker symbol “WELX” commencing tomorrow, March 21, 2013.  Investors will be able to view the Real Time Level II stock quotes for “WELX” at http://www.otcmarkets.com/stock/welx/quote.

The move to the OTCQB does not change Winland’s SEC reporting obligations under applicable securities laws.  Accordingly, Winland will continue to file its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K.

About OTC Markets Group Inc.

OTC Markets Group Inc. operates open, transparent and connected financial marketplaces for investors to easily trade almost 10,000 equity and debt securities through the broker of their choice.  OTC Markets Group organizes these securities into tiered marketplaces to inform investors of opportunities and risks.  OTC Markets Group’s data-driven platform enables efficient trading through any broker at the best possible prices and empowers a broad range of companies to improve the quality and availability of information for their investors.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution worldwide. Headquartered in Mankato, MN, Winland currently trades on the NYSE Amex Exchange under the symbol WEX but it will shortly be listed on the OTCQB Market under the symbol WELX.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management's current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; general economic conditions; working capital needs; loss of key personnel; product development; and the other risks that are described from time to time in the Winland’s SEC reports.  Winland is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

CONTACT:	Brian Lawrence	Tony Carideo
	CFO & Senior Vice President	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2880